EXHIBIT 10.1

140 BELLE MEAD LLC

CO-OWNERSHIP, JOINT VENTURE AND MANAGEMENT AGREEMENT

THIS AGREEMENT is made and entered into as of October 20, 2005 between 140 Belle Mead LLC ("the LLC"), and Ford-Spoleti Holdings, Inc. (FSH). The LLC and FSH are collectively referred to herein as "the Parties."

WHEREAS, the LLC and FSH has or is about to acquire, as co-owner and tenants in common, an office building located at 140 North Belle Mead Road, Setauket, New York 11785 (the "Premises"), and wherein the LLC and FSH shall own an undivided interest in the Premises as tenants in common, defined herein as their respective "Equity Interest" in the Premises, as follows;

(Initial) Equity Interest

140 Belle Mead LLC		60.00%
Ford-Spoleti Holdings, Inc.		40.00%
	TOTAL:	100.00%

WHEREAS, the LLC and FSH are desirous of entering into this Agreement to set forth the respective rights, obligations and responsibilities of the LLC and FSH as to the co-ownership of the Premises as tenants in common and not a partnership;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1          JOINT VENTURE NAME. The Joint Venture shall be known as "140 Belle Mead Joint Venture", and shall be hereinafter be referred to as the "Joint Venture".

2 NATURE OF THE JOINT VENTURE. The Joint Venture is formed for the purpose of defining the respective rights, obligations and responsibilities of the Parties with respect to their co-ownership of the Premises as tenants in common, and the management and operation of the Premises. It is the specific intention of the parties not to form a partnership for the operation of the Premises, but that their relationship be merely of co-ownership, with their respective rights of ownership set forth herein, and that the operation, management, lease and sale of the Premises be conducted by the Managing Agent, except as expressly set forth in this agreement. The Joint Venture shall also engage in such other activities as may be necessary or incidental to the foregoing business activities.

3 PRINCIPAL PLACE OF BUSINESS. The principal office of the Joint Venture shall be located at do Soundview Property Management, Inc., 3235 Route 112, Suite 1, Medford, New York 11763, or at such other place as the parties may from time to time determine.

4          TERM. The Joint Venture shall continue for 99 years, unless earlier terminated or dissolved pursuant to applicable law or to any other provision of this Agreement.

5 ALLOCATION OF INCOME & EXPENSE. The income and expense (including interest and depreciation) attributable to the ownership and operation of the Premises shall be shared and allocated between the Parties as co-owners of the Premises, in proportion to their respective Equity Interest in the Premises.

6 NO OTHER OBLIGATIONS: FSH represents and warrants that there are no obligations other than those disclosed to the LLC and reflected in Exhibit B attached hereto. SPH hereby indemnifies and holds harmless the LLC against all fines, costs, liabilities, expenses, attorney's fees, losses and damages of whatever type or nature incurred or suffered by the LLC as a result of any misstatement, misrepresentation or nondisclosure contained herein.

7 BOOKS The Joint Venture book and records shall be maintained at the principal office of the Joint Venture, and all Parties shall have access thereto at all times. Moreover, any of the Parties can make copies of any and all Joint Venture books and records and can send in their own auditorslaccountants to inspect said books and records and LLC shall provide same with office space to conduct said audit. The books shall be kept on the accrual basis for each calendar year, and shall be closed and balanced at the end of each such year. Such books shall be separately kept and maintained for the parties by 140 Belle Mead LLC. The Parties respective shares of income and expense, interest and depreciation shall be computed and reported separately as co-owners by a certified accounting firm selected by the Parties.

8 INITIAL ACQUISITION CONTRIBUTIONS. The initial acquisition contributions of the Parties made or to be made prior to the Closing of the purchase of the Premises, in cash or credit, is set forth on Exhibit A annexed hereto.

9 ADDITIONAL CASH OR CAPITAL CONTRIBUTIONS. The Parties acknowledge that the Managing Agent has furnished each party with a projection of anticipated cash flow, rental income, net cash flow, and additional short term capital expenses that will be required to improve the Premises, all of which are good faith estimates, but do not constitute a representation or warranty of any kind by the Managing Agent as to their accuracy or reliability. If after the LLC's contribution provided for in Exhibit `A', in the judgment of the Parties, funds in excess of proceeds obtained for mortgage loans or other kinds of financing are required in order to pay actual or projected expenses, or to fund additional capital improvements for the Premises, then and in that event such additional funds shall be contributed by the Parties in proportion to their Equity Interest in the Premises. Such contributions shall be due and payable within the time specified by written notice to the Parties by the Managing Agent; provided, however, that the time specified for such contributions shall not be less than 30 days after written notice is given to the Parties.

To the extent that any Party shall fail to timely pay its proportionate share of any such required additional cash or capital contribution, the other Party shall be required to pay, within ten business days after such default, their pro rata share of the amount of such deficiency. The Parties who advance any such defaulted additional contribution shall each have the option to treat such additional contribution as either (i) a purchase of a portion of the Equity Interest of the defaulting Party in the Premises, or (ii) a loan to the defaulting party. Such option shall be exercised in a writing delivered to the other Parties and the Managing Agent at the time the additional contribution is made. If the contributing party elects to treat his contribution as a purchase, each party's Equity Interest in the Premises shall be adjusted accordingly based upon the aggregate contribution of the Parties to the Joint Venture since the inception of the Joint Venture. Such adjusted Equity Interest of each party shall supersede the Initial Equity Interest of such party as set forth in this Agreement, notwithstanding anything to the contrary reflected in the deed to the Premises. The contributing party may require, as a condition that the deed be modified to reflect this adjustment in the Equity Interest of the Parties.

If the contributing party elects to treat its contribution as a loan to the defaulting party, then no adjustment shall be made to any Party's Equity Interest. However, the amount advanced by the party on behalf of the defaulting party shall be a debt of the defaulting party to the contributing party and shall bear interest at the rate of 5 percent plus the prime rate then being charged by Suffolk County National Bank per annum. Thereafter, all distributions of cash from the Joint Venture due to the defaulting party shall be paid to the party who has elected to treat a contribution as a loan, until such time as the principal and interest of the loan(s) are paid in full.

10 MANAGEMENT, DUTIES, AND RESTRICTIONS.

10.1 GENERAL MANAGEMENT. Except as otherwise expressly provided herein, the management and control of the day-to-day operations of the Premises and the maintenance of the Premises shall rest exclusively with Soundview Property Management, Inc. ("Managing Agent"), with a business address of 3235 Route 112, Suite 1, Medford, NY 11763 but shall be under the general direction and control of the Parties, subject only to the provisions of this Agreement.

10.2 DUTIES OF MANAGING AGENT. Subject to the control and direction of the Parties, the Managing Agent shall manage, or cause to be managed, the affairs of the Premises in a prudent and businesslike manner and shall devote such part of hislits time to such affairs as is reasonably necessary for the conduct of such affairs; provided, however, that it is expressly understood and agreed that neither the Managing Agent nor any Party shall be required to devote his/its entire time or attention to the business of the Joint Venture, and no Party shall be restricted in any manner from participating in other businesses or activities, provided that such activities shall not be competitive with the business or interests of the Joint Venture. Without limiting the generality of the foregoing, the Managing Agent's duties shall include the following:

10.2.1 to render quarterly progress reports to the parties with respect to the operations of the Premises;

10.2.2 to furnish, on an annual basis, financial statements, by certified public accountants;

10.2.3 to deposit all funds of the Joint Venture in one of two hank accounts with such bank or trust companies that the Parties agree to designate. Further, any checks in excess of the sum of One Thousand ($1,000.00) Dollars for expenditures outside the scope of the amounts budgeted therefore in the projected Joint Venture, shall be presented to the Joint Venture for its approval, prior to making such expenditure, except for normal operating expenses such as mortgage, LIPA bills, etc.

10.2.4 to maintain complete and accurate records of all assets, and books of account (containing such information as shall be necessary to record allocations and distributions pertaining to the Premises) and to make such records and books of account available for inspection and audit by any Party or his duly authorized representative (at the expense of such Party) during regular business hours at the principal office of the Joint Venture;

10.2.5 to prepare and distribute to all Parties all reasonable tax reporting information and monthly statements on or about the 201h of each succeeding month.

10.2.6 to prepare and distribute to all Parties, on or before the 20th of each month the prior month's income and expense report, showing all income received as well as all checks issued and/or withdrawals made, to whom it was made payable, the amount, its purpose, and beginning and ending balance of all banking accounts.

10.2.7 As and when Soundview Property Management, Inc. is no longer able to be the Managing Agent, the Parties will retain the services of a new Managing Agent. Managing Agent shall not hire a company or do business with any entity that Managing Agent is related to by blood or management or has an interest in without prior written permission of the Parties.

10.3 COMPENSATION OF MANAGING AGENT. The terms and conditions pertaining to the services to be performed by the Managing Agent shall be established by a contract providing for a five (5) per cent management fee. (copy attached hereto)

11 MEETINGS AND VOTING

11.1 A meeting of the Parties may be called at any time by any of the Parties or the Managing Agent. Meetings of the Parties shall be held at the offices of Soundview Property Management, Inc., 3235 Route 112, Suite 1, Medford, New York, 11763. Not less than five (5) nor more than ten (10) days before each meeting, the Managing Agent or Parties calling the meeting shall give written notice of the meeting to each Party entitled to vote at the meeting. The notice shall state the date, hour and purpose of the meeting. Notwithstanding the foregoing provisions, each Party who is entitled to notice waives notice of it, if before or after the meeting the Party signs a waiver of the notice which is filed with the records of Parties meetings, or is present at the meeting in person or by proxy without objecting (in writing) to the lack of notice.

11.2 Quorum. Unless this Agreement provides otherwise, at a meeting of the Parties, the presence in person or by proxy of Parties holding not less than sixty (60 percent) of the aggregate Voting Percentages (as defined below) constitutes a quorum. A Party may vote either in person or by written proxy.

11.3 Voting. Except as otherwise provided in this Agreement, the affirmative vote of Individuals holding a sixty (60 percent) or more of the aggregate Voting

Percentages (as defined below) shall be required to approve any matter coming before the Parties at the meeting,

11.4 In lieu of holding a meeting, the Parties may vote or otherwise take action by a written instrument indicating the unanimous consent of the Parties.

11.5 Voting Percentages. Notwithstanding any provisions in this Agreement to the contrary, the Parties agree that for the purposes of voting any matter for which approval of the Parties is required under this Agreement, each of the Parties shall have the following Voting Percentage:

140 Belle Mead LLC		60.00%
Ford-Spoleti Holdings, Inc.		40,00%
	TOTAL	100.00%

The Parties further agree that if and to the extent any adjustment is made in the Ownership Interest of a Party in the Premises or his LLC pursuant to the provisions of this Agreement, the Voting Percentage of the Parties shall be adjusted accordingly.

11.6 Major Decisions.

11.6.1 Decisions Requiring Unanimous Consent. Any amendment of this Agreement shall require the unanimous consent of the Parties.

11.6.2 Decisions Requiring Approval by a Super Majority. Notwithstanding any provision in this Agreement to the contrary, no Party may, without the approval of a Super Majority Vote, which is defined herein as the affirmative vote of two-thirds (66.67%) of the Voting Percentage:.

a.     cause or permit the sale, refinance or exchange of the Premises;

b.	incur indebtedness, or issue notes, bonds or other obligations or evidences of indebtedness, with respect to the Premises;

c.	file or consent to file any petition, with respect to the Premises, for relief in bankruptcy under any federal bankruptcy law or debtor relief law or any debtor relief law; or

d.	assign, pledge, compromise, settle or release any claim by or against any person with respect to the Premises.

to exceed two months projected expenses, If recommended by the Managing Agent and approved by the Parties, any such cash distribution shall be in proportion to the Parties Equity Interest in the Premises.

12 DISTRIBUTIONS. No less than quarterly, the Managing Agent shall evaluate and determine whether to recommend a cash distribution to the Parties of so much of the net cash flow from the operation of the Premises as the Managing Agent reasonably determines is not required for the operation of the Premises including any reserves reasonably required in connection therewith not

13 TRANSFER OF AN INTEREST IN THE PREMISES. 13.1 Permitted Transfer

12,1.01 Family Transfers During the lifetime of any Individual. A Party may transfer any or part of his interest in the Premises (or his interest in any LLC) to any member or members of his immediate family or a trust for the benefit of such family members, provided and upon the condition that (i) such family members or trust shall designate the transferring Party as his proxy coupled with an interest, for the maximum time allowed by law authorizing such transferring Individual to vote the interest being conveyed and (ii) such family members or trustee agree to execute and be bound by the terms and provisions of this Agreement.

12.1.02 Transfer on Death of a Party The interest of any Individual in the Premises maybe transferred by bequest or intestate succession to any legatee or heir provided that and on the condition that such legatees or heirs as the case may be shall (i) designate one person amongst them and grant such person a proxy coupled with an interest, for the maximum time allowed by law to such person to vote the entire interest being transferred, and (ii) such legatees or heirs agree to execute and be bound by the terms and provisions of this Agreement.

13.2 Except as provided in 12.1 above, no party shall sell, assign, transfer, mortgage, encumber or in any other manner dispose of all or part of its interest in the Premises (or his interest in any LLC) without first obtaining the prior written consent of all the Parties hereto; or, in the event that a party shall not have received the prior written consent of the other Individuals, without first offering to sell such interest to the other Individuals in the order and manner hereinafter provided (the Party desiring to make such transfer being hereinafter called the "Offering Party").

The Offering Party shall give to the other Parties a notice in writing, stating its intention to dispose of its interest in the Premises and setting forth the terms and conditions of such proposed disposition. The proposed disposition must be to a bona fide purchaser and verifiable, and the notice shall attach a true copy of a written agreement, signed by the proposed purchaser, offering to purchase the interest in the Premises. The other Parties shall have a period of 30 days, commencing with the date on which such notice is received, to give notice in writing to the Offering Party that he/it will purchase all or part of the offered interest.

Each Party other than the Offering Party shall have the right to Purchase a pro rata share of the Offered Interest commensurate with his interest in the Premises.

To the extent that the other Parties collectively do not timely exercise their option to purchase all of the offered interest, the Offering Party shall have the right to sell the offered interest, subject to the restrictions imposed under this paragraph 12, to any other person, firm or corporation for a price not less than, and on terms not more favorable than, the price and terms offered to the other Parties, provided such sale occurs within 90 days following the Offer Notice to the Party.

13.3 All persons or entities acquiring an interest in the Premises pursuant to the terms of this paragraph 12 shall be and remain subject to all of the provisions of this Agreement, as the same may be amended from time to time; the transferee of any such interest shall be or remain, as the case maybe, a Party hereunder, and the Joint Venture shall continue with the remaining Parties on the same terms (except as the Parties' Equity Interest in the Premises may thereby be affected) as set forth in this Agreement. Notwithstanding any such consent or offer, such disposition shall in no manner relieve the transferring Party of any of its obligations under this Agreement and the Transferee shall accept such interest subject to all of the restrictions, terms and conditions of this Agreement as if he were a party hereto and shall become a signatory hereof, as a condition to any such transfer.

13.4 Notwithstanding anything contained herein to the contrary, the LLC may transfer its interest herein to one or more LLCs without further approval or permission from any of the Parties provided only that Soundview Property Management, Inc. remains the Managing Agent.

14	INVOLUNTARY WITHDRAWAL.

14.1 If any Party (hereinafter called the "Withdrawing Party") shall be adjudicated a bankrupt, be adjudged incompetent in any judicial proceedings, or initiate proceedings to partition or sell the Premises, or otherwise sell or offer to sell its interest in the Premises or a LLC to a third party without first offering to sell its or his interest pursuant to the terms of subparagraph 12 above (regardless of the applicable provisions of the laws of the State of New York now or hereafter in effect permitting judicial dissolution upon application by a party or permitting partition), or, in the event that the LLC is denied financing for its business or its property by reason of the financial condition of any Individual, or the failure of any Individual to comply with other obligations he may have to such lender, then in any such event, the Withdrawing Party, shall be deemed to have made an offer of sale of its/his interest in the Premises to the remaining Party or Parties, and such remaining Party or Parties shall have the right to purchase the Withdrawing Parties' interest in the Premises, in proportion to their respective interest in the Premises. Unless otherwise agreed, the sale shall be based upon the fair market value , determined as of such date by an independent appraiser selected by agreement of the Parties, discounted as follows. The purchase price of the withdrawing Parties interest in the Premises shall be based upon seventy (70%) percent of (the withdrawing Parties proportionate interest in) the appreciated fair market value over the original purchase price of the Premises, plus the Initial Capital Contribution made by the Withdrawing Party. If the Parties do not agree upon the selection of the appraiser, or the valuation made by the appraiser, or the determination of purchase price, the matter shall be determined by arbitration as provided in Section 16 of this Agreement. The cost of the appraisal shall be born by the Parties pro rata with their interest in the Premises. The option to purchase the Withdrawing Parties interest shall expire 60 days after from the appraisers' report determining valuation, or the date of determination of the arbitration, whichever applies.

14.2 The purchase price of the Withdrawing Parties' interest in the Premises under the provisions of this paragraph, shall be paid as follows:

14.2.1 Twenty (20%) percent in cash at the time that the price shall become due pursuant to this section; and

14.2.2 The balance shall be paid in equal monthly installments over a five year period (including principal and interest; self amortizing), together with interest at the prime rate as published by the Suffolk County National Bank on the date of closing. Said balance shall be evidenced by a Promissory Note of like tenor in favor of the Withdrawing Party (or other person entitled to payment) and executed by the Purchasing Parties. Interest however, shall be adjusted on an annual basis, based upon the Suffolk County National Bank prime rate in effect on each anniversary date of the Promissory Note, and payments thereunder shall be adjusted accordingly.

15 TERMINATION OF JOINT VENTURE. Notwithstanding any other provision of this Agreement to the contrary, the Joint Venture shall not be dissolved upon death, incompetence, or bankruptcy of a Party, but shall continue until the expiration of the term specified in paragraph 4 above. Upon the termination of the Joint Venture, the Managing Agent shall proceed with the winding up of the Joint Venture, and its assets shall be applied and distributed as provided below.

Upon termination of the Joint Venture, the Premises shall be sold. The proceeds shall first be applied to the payment of the liabilities relating to the Premises and to the expenses of liquidation. A reasonable time shall be allowed of the orderly liquidation of the Joint Venture and for the discharge of liabilities to creditors, so as to enable the Managing Agent to minimize the normal losses attendant to a liquidation. The remaining proceeds shall next be applied to the repayment of any loans made by Parties to the Joint Venture. All proceeds and remaining assets then remaining shall be distributed to the Parties in proportion to their Equity Interest in the Premises. Notwithstanding any of the foregoing, for up to 6 months after the sale, the Managing Agent may retain a reserved sum deemed necessary by the Joint Venture as a reserve for any contingent liabilities or obligations relating to the Premises. The 1st day of the month after the end of the 6th month, the Managing Agent shall distribute the balance of the retained funds to the Parties. Upon the final distribution of assets to the Parties, each of the Parties shall be furnished with a statement, by the Joint Venture's accountants, which sets forth the assets and liabilities relating to the Premises as of the date of the complete liquidation. Upon compliance by the Managing Agent with the foregoing distribution plan, the Managing Agent shall execute and cause to be filed any and all other documents necessary with respect to termination and cancellation.

16 ARBITRATION. Each of the Parties agree that any dispute arising out of this Agreement, interpretation or enforcement thereof, shall be submitted to binding arbitration, to the American Arbitration Association located in Nassau or Suffolk County, New York, in accordance with the rules thereof. The parties to such any dispute shall share equally the cost of thereof. Provided, however, that the parties consent to the arbitrator determining, in his/her discretion based upon the equities of the case, whether the successful party shall be entitled to its reasonable attorneys' fees and costs incurred therewith.

17 LEGAL REPRESENTATION. Each of the parties acknowledge and agree that they have consulted their own attorney, and each Party should obtain independent legal counsel with respect to negotiation and execution of this agreement, including any legal, business or tax consequences pertaining thereto, or pertaining to the business of the Joint Venture.

18 INDEMNIFICATION. The parties hereby acknowledge to each other that one or more of the Parties may, from time to time, become obligated to pay, or provide personal guarantees with respect to loans obtained in connection with the acquisition, refinance or operation of the Premises. Therefore, each Party agrees that in the event that such persons become obligated for, or provide such personal guarantees, that, notwithstanding the terms and provisions of any loan documents, each Party shall be responsible to pay or guarantee said loan or loans in proportion only to its Equity Interest in the Premises. In the event that any such Person shall become liable to any creditor for any portion of any such obligation, beyond its rightful share based on its Equity Interest in the Premises, then, in that event, the other Parties shall promptly reimburse said Party for any amount in excess of its rightful share of said obligation, and that each Party shall indemnify the others and hold the other Party harmless for any obligation on such personal obligation, guarantee or guarantees beyond their rightful percentage thereof as set forth herein. In the event that any Party shall breach the terms and provisions of this Paragraph, then, in that event, in addition to such Party's obligations under this Paragraph, it shall be liable for the reasonable attorneys' fees of any Party or person damaged as a result of any such breach.

In the event that any Party shall have its interest in the Premises purchased pursuant to this Agreement, then, in that event, the remaining Party shall be deemed to have indemnified the Selling Party with respect to any obligations as set forth above.

19        GOVERNING LAWS. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

20 AGREEMENT BINDING. This Agreement shall insure to the benefit of, and be binding upon, the parties hereto and their respective next-of-kin, legatees, administrators, executors, legal representatives, successors, and permitted assigns.

21 NOTICES. All notices under this Contract shall be in writing and shall be delivered personally or shall be sent by prepaid certified mail or by prepaid overnight courier with receipt acknowledged, addressed as set forth below, or as Seller or Purchaser shall otherwise have given notice. Notice will be deemed given 3 business days after it is mailed.

140 Nat& Belle Mead LLC	Ford-Spoleti
3235 Route 112, Suite 1	248 Rt. 25A, Suite 73
Medford, NY 11763	E. Setauket, NY 11733
Attorney	Sieratzki & Glassman LLP
Joseph A. Dempsey, Esq.	475 Park Avenue South, Suite 700
3235 Route 112, Suite 1	New York, NY 10016

Medford, NY 11763

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

140 Belle,Mead LLC

By:	/s/_________

Paul Elliott, Member

EXEffB1r A

PARTNERSHIP STRUCTURE

	Soundview Capital Opportunities, LLC	FSH	Total
]Profit Loss 1 Sharin Operations	60%	40%	100%
Profit (Loss) Sharing - Capital Transactions	60%	40%	100%
Capital Investment	50%	50%	100%
Required capital investment (projected)
	$904,176	$904,176	$1,808,352
Capital to be paid as follows: FSH capital invested to date		$1,014,975	$1,014,975
LLC capital invested to date	42,689		42,689
Capital invested to date	42,689	1,014,975	1,057,664
Payment to satisfy Pine Barrens obligation	200,000		200,000
Payment from LLC to FSH	200,000	(200,000)	0
Additional cash requirements (projected)	461,487	89,201	550,688
	84%	16%	100%
Total capital required	$904,177	$904,176	$1,808,353
	50.0%	50.0%	too%

Allocation of debt (projected)	$1,674,000	$1,116,000	$2,790,000
	60.00%	40.00%
Details of INITIALCAPITAL

The required projected capital invesi.ent for both FSH and LLC will be $904,176. Upon execution of the joint venture agreement, a deed will be executed and recorded.

Capital requirements will then be paid as follows:

•	LLC will make a payment of $200,000 to pay the Pine Barrens obligation.
•	LLC will make payments totaling $200,000 to FSH. $50,000 Paid on contract and the balance to be paid with in 30 days of signing the joint venture agreement and deed.
•

The next $550,688 of capital will be paid in at a ratio of 84% to 16%, for LLC and FSH respectively. ■ Upon execution of this agreement LLC will be responsible for construction management and its fee of $70,000 may be utilized as a credit against its capital requirements.

•	LLC will be responsible for leasing the tenant spaces and as lease commissions are earned, they may be credited against its capital requirements.

The total capital requirement of $1,808,353 is a budgeted number. To the extent that the total cash outlay of the project is less than the budget, the intent of the joint venture partners is that the actual total cash outlay by each will be in the ratio of 50% 150%.

In the event that the actual cash outlay is more than the budget, the amount required above the $1,808,353 will be borne by the joint venture partners in their respective equity interests.

EXHIBIT B

OTHER OBLIGATIONS

	NAME:	ESTIMATED AMOUNT DUE:
1.	NELSON AND POPE ENGINEERS	$8,000
2.	MCDONALD GEOSCIENCE	400
3.	ADVANTAGE TITLE	250
4.	CARTIER, BERNSTEIN LLP	2,500

Due after completion of Health Dept. approvals
L John LaMura (legal)	$20,000
Retainage due Flagg Realty Partners	$18,265
(Retainage form Bank of Smithtown advances from construction completed to date)

MANAGEMENT CONTRACT

THIS AGREEMENT, made this 20th day of October, 2005, by and between Soundview Property Management, Inc., 3235 Route 112, Suite 1, Medford, New York, 11763 hereinafter referred to as "AGENT" and 1 40 Belle Mead LLC and Ford-Spoleti Holdings, Inc., hereinafter referred to as "OWNER".

The OWNER hereby appoints AGENT and AGENT hereby accepts appointment on the terms and conditions hereinafter provided as sole and exclusive Managing AGENT for the office building at 140 North Belle Mead Road, Setauket, NY, hereinafter referred to as "The Property" or "Premises".

ARTICLE I

(1)    AGENT shall use its best efforts in the management of the property and in billing tenants, collecting the monthly rental payments, common area maintenance assessments, real estate tax assessments and other income therefrom.

(2)    AGENT may, in the name of and at the expense of the OWNER, institute any and all legal actions or assessments, real estate tax assessments or other income from the property or the ousting or dispossessing of tenants or other persons therefrom, and such expense may include the engaging of counsel for any such matter, with the written approval of the OWNER.

(3)    AGENT shall cause the property appurtenances and grounds to be maintained as may be deemed advisable to OWNER, including exterior cleaning and painting and decorating, in the name of and at the expenses of the OWNER, to make or cause to be made such ordinary repairs and/or incidental alterations to the premises as may be necessary in the course of ordinary repair or alteration and to purchase such supplies as may be necessary to maintain and operate the Property. The expense to be incurred for any one item of incidental alteration or routine repair shall not exceed the sum of $500.00, unless authorized by prior written approval of OWNER to perform such repair or alteration, except emergency repairs, ie those immediately necessary for the safety of the OWNER'S tenants or other persons or for the preservation of safety of the Premises.

AGENT, with prior written approval of OWNER, shall cause or supervise as OWNER may instruct non-routine and/or non-ordinary repairs and alterations.

AGENT shall credit to OWNER any rebate or discount which AGENT shall obtain.

(4)    AGENT is authorized, in the name of and at the expense of OWNER, to make contracts for electricity, gas, steam, telephone, window cleaning, vermin extermination, cleaning, landscaping, snow removal and other services or such of them as OWNER shall deem advisable. AGENT

(5)    AGENT agrees in behalf of OWNER to supervise the work of, and to hire and discharge employees necessary to be employed in order to maintain and operate the Property and cause to be discharged all employees unnecessary or undesirable. OWNER must be notified prior to any such action. AGENT agrees to use reasonable care in the hiring of such employees. It is expressly understood and agreed, however, that all employees are in the employ of the OWNER solely and not in the employ of the AGENT and that the AGENT is in no way liable to the employees for their wages or compensation. AGENT will execute and file such tax returns and related documents associated with such employees as OWNER would be required to file, including but not limited to, Federal, State and local tax documents.

(6)    AGENT shall maintain for the OWNER accurate and complete accounting records which are to be prepared and updated pursuant to generally accepted accounting principals by which AGENT shall enter fully and accurately each and every financial transaction with respect to the operation of the Premises, render to OWNER a monthly statement of financial transactions relevant to the Premises including receipts and disbursements for the preceding month and remit any balance shown to be due OWNER. The disbursements shall include the compensation of AGENT on the basis hereinafter provided. AGENT shall also maintain the checkbook or the OWNER'S bank account.

(7)    OWNER shall reimburse AGENT promptly for any monies, which AGENT may elect to advance for the account of OWNER. Nothing herein contained, however, shall be construed to obligate AGENT to make any such advances.

(8)    All monies received by AGENT for or on behalf of OWNER (less any sums properly deducted by AGENT pursuant to any of the provisions of this Agreement) shall be deposited in a bank in a special account maintained by AGENT for the deposit of monies of OWNER and not mingled with the funds of AGENT. AGENT shall also maintain books and records of account in the name of OWNER separate from its own.

(9)    AGENT'S employees who handle or are responsible for Association's monies shall be bonded by a fidelity bond of $1,000,000 at AGENT'S sole expense, insuring OWNER against any loss suffered as a result of acts by AGENT or his employees.

(10)  AGENT shall regularly review and punctually pay all appropriate bills on behalf of OWNER including interest or amortization on mortgages, taxes, assessments, water charges or premiums on insurance, unless OWNER in writing expressly directs AGENT not to do so.

(II) a. In connection with Unemployment Insurance and Social Security taxes, AGENT will not perform any services beyond furnishing a copy of the payroll, unless specifically instructed by OWNER to prepare additional reports.

b. If it becomes advisable or necessary to make extraordinary repairs or engage in extensive reconstruction or rehabilitation or the premises or any part thereof, or if AGENT is called upon to perform any extraordinary services not customarily a part of the usual services performed by a managing agent, it is agreed by the parties hereto that AGENT shall receive an additional fee therefore in an amount agreed upon between the parties, but in each instance, where AGENT is to receive an additional fee therefore, AGENT shall give OWNER prior written notice thereof.

c. For the purposes of this agreement, "extraordinary repairs" shall be deemed to include those repairs necessary or required as a result of fire, hurricane, storm damage, earthquakes, explosion, and other natural catastrophes and acts of God.

(12) The AGENT shall each year prepare an operating budget of anticipated income and expenses for the property, subject to the approval of the OWNER. The budget shall be prepared for the fiscal year on or about January 15 and contain a comparison of said budget to the income and expenses of the preceding and current years.

AGENT shall cause to be prepared, filed and distributed, as required by law, the necessary forms for unemployment insurance, worker's compensation insurance, disability benefits, withholding and social security taxes and all of the taxes and other forms relating to employees of OWNER required by Federal, State or Municipal authority.

AGENT shall cooperate with the Parties accountants in regard to the audits of the books and records of accounts of the OWNER.

AGENT shall accept applications and references from all prospective tenants, obtain credit reports relating to prospective tenants of space leased by OWNER, if any, list offers for lease, and lease and renew existing leases for space in the Property on terms to be determined by OWNER. During the term of this Agreement, AGENT shall supervise the preparation of lease documents for all space in the Premises.

AGENT shall supervise the moving in and out of tenants and subtenants and arrange the dates thereof.

AGENT shall accept security deposits from tenants and comply with all applicable laws, statutes, regulations and ordinances concerning OWNER'S responsibility for security deposits and interest theron, if any.

AGENT will prepare purchase orders and sign off on the purchase order and invoice and forward with a transmittal sheet to AGENT'S accounts receivable staff for scheduling and subsequent payment. In addition, all delivery tickets, receipts and services performed are to be checked by the supervising manager who shall initial the aforementioned items and invoices that follow as proof of receipt of material andlor satisfaction of work performed.

AGENT shall check and compare all bills received for services, work and supplies against purchase orders in connection with maintenance and operation of the business.

AGENT shall maintain accurate, complete records and accounts. This will include the checkbook, rent charge records, insurance policies, leases, correspondence, receipted bills, vouchers and all other documents pertaining to the Premises.

All funds of OWNER in AGENT'S possession will be held by AGENT for the benefit of OWNER and will be deposited by AGENT only in the account especially established for OWNER.

ARTICLE II

(1)   OWNER agrees: (a) To hold and save AGENT free and harmless from damages or injuries to person or property by reason of any cause whatsoever either in and about the premises or elsewhere when AGENT is carrying out the provisions of this contract or acting under the AGENT upon express or implied directions of OWNER. The AGENT implements decisions of the OWNER. In the event any claim is made against the AGENT by reason of implementation of OWNER decisions or otherwise, in connection with the services it renders for the OWNER, the OWNER shall defend and hold the AGENT harmless from any such claim. AGENT shall cooperate in the defense of any such claim; (b) To reimburse AGENT upon demand for any reasonable monies which the latter is required to pay out, either in connection with, or as a reasonable expense in defense of, any claim, civil or criminal action, proceeding, charge or prosecution made, instituted or maintained against AGENT or OWNER and AGENT jointly or severally, affecting or due to the condition of use of the premises, or acts of omissions of AGENT or employees of OWNER or AGENT, or arising out of or based upon any law, regulation, requirement, contract or award relating to the hours of employment, working conditions, wages and or compensation of employees or former employees of OWNER, or otherwise; ( c) To defend promptly and diligently, at OWNER's sole expense, any claim, action or proceeding brought against AGENT or AGENT and OWNER jointly or severally arising out of or connected with any of the foregoing, and to hold harmless and fully indemnify AGENT from any judgement, loss of settlement on account thereof unless such claim, action or proceeding was filed due to neglect or previous knowledge to AGENT. It is expressly understood and agreed that the foregoing provisions of this article shall survive the termination of this Agreement, but this shall not be construed to mean that OWNER's liability does not survive as to other provisions of this Agreement. Nothing contained in Subdivision (1) and (2) of this article shall relieve AGENT from responsibility to OWNER for gross negligence.

(2)

If OWNER shall fail or refuse to comply with or abide by any rule, order, determination, ordinance or law of any Federal, State or Municipal Authority, AGENT upon giving twenty-four (24) hours' written notice mailed to OWNER at its address first hereinabove set forth, may terminate this Agreement.

3) OWNER agrees to carry public liability, workmen's compensation, and such other insurance as may be necessary for the protection of the interests of OWNER and AGENT. In each such policy of insurance OWNER agrees upon request to designate AGENT as a party insured with OWNER, the carrier and the amount of coverage in each policy shall be mutually agreed upon by OWNER and AGENT. OWNER shall deliver a certificate of each policy issued by the carrier promptly to AGENT. Such certificate of insurance shall name Soundview Property Management, Inc. as additional insured.

ARTICLE III

AGENT is clothed with such other general authority and powers as may be necessary or advisable to carry out the spirit and intent of this Agreement.

ARTICLE IV

(1) OWNER agrees to pay AGENT five (5) % of the Premises gross income in monthly payments for one year.

ARTICLE V

(1)

This agreement shall become effective on the 20th day of October, 2005, and shall continue in full force and effect until the 19th day October, 2006. OWNER reserves the right to cancel this management agreement with 60 days prior written notice by certified mail, return receipt requested.

(2) Either party may designate a different address for the service of notices pursuant to this Agreement by serving written notice to such effect upon the other by registered mail.

This Agreement shall be binding on the parties hereto, their heirs, executors, administrations, successors and assignees, and may not be changed orally but only in writing signed by the party to be charged thereby. Both parties, separately and severally, guarantee the obligations, terms and conditions of this contract for the full term of this contract.

AGREED:

Ford Spoleti Holdings, Inc.

Soundview Property Management, Inc.

CONTRACT FOR PURCHASE OF EQUITY (FEE)

INTEREST IN 140 BELLE MEAD

This Agreement is made and entered into as of September 28th, 2007 between Ford-Spoleti Holdings, Inc., having offices at 248 Route 25A, Suite 73, E. Setauket, New York 11733 (hereinafter "Seller") and 140 Belle Mead LLC, c/o Soundview Property Management, Inc., 3235 Route 112, Suite 1, Medford, New York 11763 (hereinafter "Purchaser").

WHEREAS, Seller and Purchaser purchased property at Setauket, New York on or about October 20, 2005; and

WHEREAS, the Purchaser is desirous of purchasing and the Seller is desirous of selling all of the Seller's equity interest; and

NOW, THEREFORE, in consideration of the mutual promises contained herein, the receipt and sufficiency of such consideration being acknowledged, the Parties hereto agree as follows:

1.	Sale of Equity Interests

Purchaser agrees to purchase and Seller agrees to sell equity interests in 140 Belle Mead Road, Setauket, New York as follows:

Ford-Spoleti Holdings, Inc.	100% of 40% equity interest
2.	Purchase Price

As full payment for the aforesaid equity interests, Purchaser shall pay Seller as follows:

Ford-Spoleti Holdings Inc.	$725,000.00

3.       Payment of Purchase Price The purchase price is payable as follows:

A.           $250,000.00 by Purchaser's good check upon execution of this Agreement.

B.	$475,000.00 at closing on or about January 31, 2008.

C.           All money payable at closing, unless otherwise specified, shall be paid by:     (1) Cash, but not over $1,000.00;

(2) Good certified check of Purchaser drawn on or official check issued by any bank, savings bank, trust company or savings and loan association having a banking office in the State of New York, unendorsed and payable to the order of Sellers, or as Sellers may otherwise direct (ie wire transfer) upon reasonable prior notice (by telephone or otherwise) to Purchaser.

4.	Required Transfer Interests

The closing shall take place at the office of Purchaser's attorney at 3235 Route 112, Suite 1, Medford, New York 11763 on or about January 31, 2008 at 10:00 AM.

Simultaneous with the payment of the full purchase price due to Seller, Seller shall deliver to Purchaser, or Purchaser's designees, such instruments of transfer as are necessary to transfer to Purchaser the interests referred to in Paragraph 1 in the format required by Purchaser. Seller shall pay the transfer taxes and Purchaser shall pay the recording fees.

Purchaser hereby has a lien on the interests until closing.

Seller will transfer such interests free of all liens except the Bank of Smithtown mortgage, which will be satisfied as soon as is practically possible by the Purchaser. From and after the date of this Agreement and until the closing date, Seller shall not, without the written consent of Purchaser, dispose of or encumber any of the interests to be conveyed under this Agreement. Seller shall indemnify Purchaser against any liability connected with Seller's non-compliance with the foregoing.

5.	Indemnification

The Purchaser shall hold the Seller harmless from any and all obligations of 140 Belle Mead LLC, current and future, except those created by Seller alone, including, but not limited to, New York State and Federal income tax obligations, legal and accounting fees, architectural survey and related fees.

6.	Assignment

This Agreement shall not be assignable by either Party without the written consent of the other. Nothing in this Agreement is intended to confer any benefits or rights on any person or persons not party to this Agreement.

Notices

Any notice required or permitted to be given under this Agreement will be deemed given if and when delivered personally or sent by registered or certified mail, postage prepaid, properly addressed to the Party to receive it or by overnight delivery service at the address set forth above.

8.	Integrated Agreement; Survival of Warranties

This Agreement constitutes the entire Agreement of the Parties, and there are no agreements, warranties, or representations, express or implied, other than those expressly set forth in this Agreement. All agreements, representations, and warranties contained in this Agreement shall apply as of the closing date, and shall survive the closing of this Agreement.

9.	Modification

This Agreement may not be amended or modified, except by written agreement of the parties.

	10.	Applicable Law
York.	11.	This Agreement shall be governed by and construed under the laws of New Binding Effect

This Agreement shall bind and inure to the benefit of the Parties and their heirs, legal representatives, successors, and assigns.

WHEREAS, the Parties have executed this Agreement on the date first above written.

Ford Spoleti Holdings, Inc.

By:

Soundview Property Management, Inc.

By